Exhibit 99.1

The Wilber Corporation Announces
Fourth Quarter 2005 Earnings

FOR IMMEDIATE RELEASE

DATE:	February 2, 2006

FROM:	Douglas C. Gulotty, President and CEO

PHONE:	607-433-4172

Oneonta, New York, February 2, 2006 - The Wilber Corporation, parent company of Wilber National Bank, today reported Net Income of $1.593 million and Earnings per Share of $0.14 for the quarter ended December 31, 2005. By comparison, the Company’s Net Income and Earnings per Share for the quarter ended December 31, 2004, were $2.319 million and $0.21, respectively. The Company’s Return on Average Assets and Return on Average Equity for the fourth quarter of 2005 were 0.84% and 9.37%, respectively, as compared to 1.23% and 13.57% for the same quarter in 2004. Average Total Assets of the Company equaled $751.4 million for the fourth quarter of 2005, as compared to $750.1 million for the fourth quarter of 2004, representing less than a 1% increase or $1.3 million.

Mr. Douglas C. Gulotty, the Company’s President and CEO, commented, “Our earnings decreased in the fourth quarter primarily because we increased the Provision for Loan Losses to $800 thousand (from $300 thousand in the third quarter) due to the rapid decline in the financial condition of one of our large commercial borrowers. This was an unfortunate event, but we believe we have recorded the appropriate amount of Allowance for Loan Losses associated with this credit facility.”

Net Income and Earnings per Share for the year ended December 31, 2005 were $7.744 million and $0.69 respectively. By comparison, Net Income and Earnings per Share for the year ended December 31, 2004 were $8.618 million and $0.77, respectively. This represents a 10.4% decrease in Earnings per Share and 10.1% decrease in Net Income. Return on Average Assets and Return on Average Equity for 2005 were 1.02% and 11.40% respectively, as compared to 1.17% and 13.08% for 2004.

Mr. Gulotty added, “Although 2005 was a year of change and challenge for our Company, I was pleased that we grew our core business.” Total Loans and Total Deposits both increased during 2005. Total Loans at December 31, 2005 were $403.7 million, as compared to $391.1 million at December 31, 2004, a $12.6 million or 3.2% increase; while Total Deposits increased from $571.9 million at December 31, 2004 to $605.0 million at December 31, 2005, a $33.1 or 5.8% increase. Mr. Gulotty continued, “During 2005 we successfully acquired the loans and assumed the deposits of two branch offices within our primary market area from HSBC Bank USA, National Association, converted our core computer operating system and worked diligently to comply with the Sarbanes-Oxley Act of 2002. Although we recorded significant charges related to these endeavors, which negatively impacted our earnings in 2005, we believe that the improvements in our core business provide us with a good foundation for earnings improvement in 2006.”

In related news, the Company reported last week that it declared a $0.095 per share quarterly dividend payable on February 24, 2006 to shareholders of record on February 10, 2006.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of the Western Catskills and Eastern Southern Tier of New York. The Wilber Corporation is the parent company of Wilber National Bank, a national bank chartered in 1874 with 20 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango and Broome Counties and two loan production offices located in Kingston, New York and Syracuse, New York. The Company’s common stock trades under the symbol GIW on the American Stock Exchange.

NOTE: This press release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts)
Unaudited	As of and for the three		As of and for the twelve
	months ended December 31,		months ended December 31,
Condensed Income Statement	2005	2004(3)	2005	2004(3)
Net interest income	$6,273	$6,550	$25,380	$24,404
Provision for loan losses	800	240	1,580	1,200
Net interest income after provision for loan losses	5,473	6,310	23,800	23,204
Noninterest income	1,266	1,271	5,510	5,634
Noninterest expense	4,641	4,463	18,851	17,218
Income before taxes	2,098	3,118	10,459	11,620
Income taxes	505	799	2,715	3,002
Net income	$1,593	$2,319	$7,744	$8,618

Share and Per Share Data
Average common shares outstanding (in thousands)	11,159	11,202	11,170	11,207
Period-end common shares outstanding (in thousands)	11,146	11,195	11,146	11,195

Net income per share	$0.14	$0.21	$0.69	$0.77

Cash dividends declared	$0.095	$0.095	$0.38	$0.38

Book value per common share	$6.08	$6.04	$6.08	$6.04

Period-end Balances
Total Assets	$752,728	$750,861	$752,728	$750,861
Earning Assets	706,096	711,524	706,096	711,524
Loans, gross	403,665	391,043	403,665	391,043
Allowance for loan losses	6,640	6,250	6,640	6,250
Deposits	604,958	571,929	604,958	571,929
Shareholders’ equity	67,717	67,605	67,717	67,605

Average Balances
Total Assets	$751,365	$750,052	$755,665	$735,597
Earning Assets	708,821	710,778	713,697	696,528
Loans, gross	399,402	381,707	398,616	373,348
Allowance for loan losses	6,375	6,198	6,376	6,020
Deposits	597,005	578,118	598,504	580,013
Shareholders’ equity	67,448	67,974	67,950	65,895

Key Ratios
Earnings:
Return on average assets	0.84%	1.23%	1.02%	1.17%
Return on average equity	9.37%	13.57%	11.40%	13.08%
Net interest margin (tax-equivalent)	3.78%	3.95%	3.82%	3.76%
Efficiency ratio (1)	57.30%	54.06%	57.52%	55.41%

Asset Quality
Net loan charge-offs to average loans, annualized	0.76%	0.22%	0.30%	0.19%
Allowance for loan losses to period-end loans	1.64%	1.60%	1.64%	1.60%
Allowance for loan losses to non-performing loans (2)	164%	227%	164%	227%
Non-performing loans to period-end loans	1.00%	0.70%	1.00%	0.70%
Non-performing assets to period-end loans and other real estate	1.01%	0.72%	1.01%	0.72%

Common Stock Data
Until February 11, 2004, the common stock of The Wilber Corporation	2005	High Trade	Low Trade	Dividend
was inactively traded on NASDAQ’s Over-the-Counter Bulletin Board	4th Quarter	$12.00	$10.84	$0.095
market under the symbol WLBC.OB. On February 12, 2004, the	3rd Quarter	$12.27	$11.80	$0.095
Company’s common stock ($0.01 par value per share) began trading	2nd Quarter	$12.45	$12.00	$0.095
on the American Stock Exchange (Amex®) under the symbol GIW.	1st Quarter	$12.90	$11.94	$0.095

	2004	High Trade	Low Trade	Dividend
	4th Quarter	$12.64	$11.94	$0.095
	3rd Quarter	$12.80	$12.00	$0.095
	2nd Quarter	$13.65	$12.00	$0.095
	1st Quarter	$15.50	$12.65	$0.095
(1)
Calculated by dividing total noninterest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.

(2)	Non-performing loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.
(3)	Certain figures have been reclassified to conform with current period presentation.